Exhibit 99.1

info@DynastyWealth.com        (212) 787-2200

Dynasty Wealth Member Company Analytical Information:

N-Viro International Corporation (NVIC), September 30, 2015

By Michael Markowski, Senior Analyst, Dynasty Wealth

The three announcements that N-Viro International (N-Viro) made in August and September of 2015 were the most significant in the history of the company.  The share price should now be trading at a 52-week high instead of trading near its 52-week low.  With these announcements the company now has a diversified portfolio of projects, which analysts and professional investors can use to project revenue backlogs.  I am the only analyst covering N-Viro.

The projections that I calculated in the table below are the first ever that I have calculated since I started following the company more than 10 years ago.  When I initially recommended N-Viro in my 2007 Equities Magazine article it was because of its patent pending IP, which enabled the company to convert sewage waste into energy.  According to my calculations the company will increase its annualized revenue from its most recent $1.4 million to somewhere between $109 million and $160 million by October 1, 2016.

Based on Announcements: Projected Annualized Revenue for N-Viro By 10/31/16

Date	Geographic Area/Municipality	Tons Per Day	Annualized Revenue (Millions)
9/28/15	Tongxiang City, Zhejiang Province, PRC	525	$ 9.4
9/23/15	Jiangxing, Zhejiang Province, PRC	1,500	$26.8
8/17/15	State of Florida	3,750	$67.1*/$118.3
3/30/15	Zengcheng, Guangdong Province, PRC	330	$ 5.9
Totals		6,105	$109.2/$160.4

*maximum current capacity

The two most recent announcements, along with global concerns about the environment which were heightened during visits to Washington, D.C. and New York City last week by Pope Francis, and Xi Jinping, President of the People’s Republic of China (PRC), significantly increases the probability that N-Viro will reach my projected valuation of $850 million and a $50 share price by the end 2016, and to $15 billion and a $500 share price by 2019.

In my initial research report dated January 14, 2014, I stated that N-Viro was the “best investment opportunity I have encountered in the 37 years I’ve been involved in the capital markets”.  The recent September announcements along with the announcements on August 17, 2015 and on March 30, 2015 have significantly increased the probability of my overall prediction and my share price predictions being accurate.  Because of materializing backlogs the risk-to-reward ratio for investing in N-Viro is now the best it has been in its entire history.

I am currently producing an extensive research report on N-Viro, which Equities.com and Seeking Alpha will publish upon completion.  I believe N-Viro to be my best recommendation to date.  (It has the potential to eclipse my article predicting the collapse of Lehman, a year before Lehman filed for bankruptcy.)  I want to be on the record for recommending N-Viro shares while they are still trading below $2.00.  N-Viro will exponentially increase the credibility of Dynasty Wealth.  Some of the newest and most compelling reasons that will be included in my upcoming report follow:

1.

N-Viro’s last two September announcements regarding Agreements in China were made with municipalities or government officials.  The first Chinese commitment that N-Viro announced in March of 2015 was with a company or a middleman.  A contract with the government of a country is significantly stronger and much more valuable.

2.

The last two contracts announced are with municipalities located within the Yangtze River Delta. This is China’s most affluent region.  It includes Shanghai, China’s largest city with a population of 22 million.  In conducting my research I learned what could also be confirmed by Wikipedia, “The urban build-up in the area has given rise to what may be the largest concentration of adjacent metropolitan areas in the world.”  There are 83 million urban dwellers in this region.  N-Viro has penetrated two municipalities in the region.  I have no doubt that there will be more.  Assuming 100% penetration of the urban population of this region N-Viro and its subsidiaries would generate $798 million per annum from this region alone.

3.

The probable cause for the depressed N-Viro’s share price is fear of equity dilution to finance the capital required to grow its revenue.  I do not perceive this as a risk for two reasons:

a)  The company charges a municipality a “tipping fee”, which is equivalent to 71% or $35.00 of the $49.00 that N-Viro generates from the sale of a ton of N-Viro Fuel.  Since the fee is collected from the municipality up front other than a utility company, N-Viro has the best cash flow model on the planet.

b)  Because of N-Viro’s unique and superb cash flow model due to its customers being municipalities and utility companies with AAA credit ratings its business model is highly bankable or can be financed via debt financings.  Finally, since all of the company’s projects will generate a minimum of $5 million per annum, each of them can be independently project financed.

In summary, the reason I have named N-Viro the best opportunity that I have seen since entering the capital markets in 1977 is because it has a business model that will withstand the test of time.  N-Viro enters into 30- to 40-year contracts with each municipality.  Upon its entering into the contract it becomes a monopoly.  The recently announced deals have the potential to generate between $3 billion and $4 billion over the lifetime of the contracts.  The only other industry that I am aware of with such a monopoly is the utility industry.  It is the reason Consolidated Edison — listed in 1824 — is the oldest company trading on the NYSE.

For additional information read my initial research report dated January 14, 2015 and my N-Viro Analytical update of April 7, 2015.

Global revenue calculation assumptions for N-Viro:

1.

One human generates 1.05 pounds per day of fecal matter

2.

Average tipping fee for one ton of fecal matter = $35.00

3.

Average selling price of one ton of N-Viro Fuel = $35.00

4.

Tons required to produce one ton of N-Viro Fuel = 2.5

5.

Total revenue per ton generated from conversion and sale of one ton of N-Viro Fuel = $49.00.

6.

Projected EBITDA margin at scale = 25%

7.

Capacity of FL facility 3,750 tons per day

8.

12,604,523 residents in the densely populated areas of Florida

About Michael Markowski:

Michael Markowski has been involved in capital markets since he joined Merrill Lynch in 1977.  He held positions as a broker, portfolio manager, and as an analyst and investment banker prior to his leaving the financial services industry.  Subsequent to his leaving Wall Street he founded a financial information and research company.  Mr. Markowski’s decision to conduct a postmortem examination on Enron led to his discovery of the cause of the energy company’s sudden and unexpected bankruptcy, and his founding of StockDiagnostics.com, a website whose purpose is to display Mr. Markowski’s diagnostic results of his monitoring the health of all public companies.

During the six-year period in which Mr. Markowski wrote a column for Equities Magazine he made many buy and sell recommendations.  His most famous prediction was that of issuing warnings to his readers in October of 2007 and January of 2008 to sell all of their holdings in Lehman, Bear Stearns, Merrill Lynch, Morgan Stanley and Goldman Sachs.  Mr. Markowski is currently a contributor to Equities.com and Seeking Alpha, and was named by Fortune Magazine as one its “50 Great Investors.”  Additional information about Michael Markowski is available at www.michaelmarkowski.net, and by telephone (754) 200-5119.

Dynasty Wealth, LLC

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Important Investor Disclosures:

All information relied upon for the above Summary is publically available via various research resources, including third-party sources we consider reliable.  But we do not guarantee that any of such information is accurate or complete.  In its evaluation of N-Viro International Corporation (OTCBB: NVIC), Dynasty Wealth has also relied upon Securities and Exchange Commission Disclosure and Representations Documentation required to be filed by NVIC. The SEC documentation is available through The Company’s Web site at www.nviro.com/invest.html.

Dynasty Wealth is an Investor Relations firm. Dynasty Wealth is not a Registered Broker-Dealer and does not offer investment advice or advice on the raising of capital through securities offerings. Dynasty Wealth does not recommend or otherwise suggest that any investor make an investment in N-Viro International Corporation unless they are active members of Dynasty Wealth.

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Dynasty Wealth Relationship Disclosures:

Dynasty Wealth receives compensation from the subject companies both in the form of membership fees and, on occasion, through the issuance of shares or issuance of options to purchase the subject company’s stock.  NVIC pays Dynasty Wealth ongoing membership fees of $10,000 per month.  NVIC has the right to pay that fee in stock at the current monthly market price.  NVIC also issued to Dynasty Wealth 350,000 options to purchase NVIC shares at $1.50 per share.  The option expires on September 15, 2019.

Stock Charts, Price Targets, and Valuation Methodologies:

Dynasty Wealth’s methodology when it assigns ratings and price targets encompasses a number of qualitative and quantitative factors: including, but not limited to an assessment of industry size and structure; business trends and overall attractiveness; management effectiveness; competition; visibility; and financial condition and expected total return. These factors are subject to change depending on overall economic conditions or industry or company-specific occurrences.  Dynasty Wealth has no obligation to publish or make available updates to this summary and analyst recommendation on N-Viro International Corporation to anyone other than its members.

Risk Factors:

Please take into consideration risk factors that pertain to companies under Dynasty Wealth's coverage, including, but not limited to: (1) industry fundamentals with respect to customer demand or product/service pricing could change and adversely impact expected revenues and earnings; (2) issues relating to major competitors or market shares or new product expectations could change investor attitudes toward the sector or this stock; (3) unforeseen developments with respect to the management, financial condition or accounting policies or practices could alter the prospective valuation; or (4) external factors that affect the U.S. economy, interest rates, the U.S. dollar or major segments of the economy could alter investor confidence and investment prospects. International investments involve additional risks such as currency fluctuations, differing financial accounting standards, and possible political and economic instability. Please see the subject companies’ SEC Disclosure Documents for a full description of each company and all factors that may affect its performance.

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